Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated January 28, 2020 on the financial statements and financial highlights of General Treasury Securities Money Market Fund for the fiscal year ended November 30, 2019 and dated March 24, 2020 on the financial statements and financial highlights of Dreyfus Treasury Securities Cash Management for the fiscal year ended January 31, 2020, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Treasury Securities Cash Management.

/s/ ERNST & YOUNG LLP

New York, New York

November 16, 2020